Exhibit 10.13

EDGEWATER OFFICE PARK

WAKEFIELD, MASSACHUSETTS

SECOND AMENDMENT TO LEASE

Epsilon Data Management, LLC

Second Amendment to Lease (“Second Amendment”) dated as of October 3, 2008 between 601 Edgewater LLC, a Delaware limited liability company (“Landlord”), and Epsilon Data Management, LLC, a Delaware limited liability company, successor by merger to Epsilon Data Management, Inc., a Delaware corporation (“Tenant”).

Background

Reference is made to that certain Office Lease between Landlord and Tenant, dated July 30, 2002 (the “Original Lease”), as amended by that certain First Amendment to Lease between Landlord and Tenant, dated August 29, 2007 (the “First Amendment” and together with the Original Lease, the “Lease”) for certain premises containing 113,433 square feet of Rentable Floor Area (the “Premises”) in the building known as 601 Edgewater Drive, Wakefield, MA (the “Building”). Capitalized terms used and not otherwise defined in this Second Amendment shall have the meanings ascribed to them in the Lease.

Landlord and Tenant desire to enter into this Second Amendment to extend the Term of the Lease and to make certain other changes, all on the terms more particularly set forth in this Second Amendment.

Agreement

FOR VALUE RECEIVED, Landlord and Tenant agree as follows:

1. Term Extension. The Term of the Lease is hereby extended for an additional twelve (12) year term commencing on January 1, 2009 (the “Extension Commencement Date”) and expiring on the last day of the twelfth (12th) Extended Lease Year, which shall be the new Term Expiration Date (the “Extended Term”). Each “Extended Lease Year” shall consist of twelve (12) calendar months beginning with the Extension Commencement Date. All references to Lease Year in the Lease shall be amended to include Extended Lease Year, mutatis mutandis.

2. Improvements. (a) Tenant Work: Landlord shall reimburse Tenant for actual third-party costs incurred by Tenant to make improvements to the Premises in the amount of $1,134,330 (the “Extension Tenant Improvement Allowance”). Any portion of the Extension Tenant Improvement Allowance may be credited against the next payments due of Annual Fixed Rent by notice to such effect given by Tenant to Landlord. Any portion of the Extension Tenant Improvement Allowance not so credited shall be made available to Tenant within ninety (90) days after the date hereof. In addition, Landlord shall reimburse Tenant for actual third-party costs incurred for Tenant’s space planning for the Premises in the amount of $11,343.30 (the “Extension Space Planning Allowance”). The Extension Space Planning Allowance shall be distributed within five (5) Business Days after the date hereof. All Tenant’s construction costs for the Premises in excess of the Extension Tenant Improvement Allowance and all design costs for the Premises in excess of the Extension Space Planning Allowance shall be paid for entirely by Tenant, and Landlord shall not provide any reimbursement therefor.

(b) Landlord Work. Landlord shall perform, at Landlord’s sole cost and expense, subject to an allowance in the amount of $2,268,660.00 (the “Base Building Allowance”), the base building work described on Exhibit C attached hereto (the “Base Building Work”). The Base Building work is in the nature of Landlord’s capital and depreciable improvements to the Building and shall commence upon the date hereof. Landlord shall use best efforts to substantially complete the Base Building Work on Of before February 1, 2009, subject to Tenant’s Delays (as defined below) and Force Majeure. All Base Building Work (including, without limitation, any Change Orders (as defined on Exhibit B attached hereto) the cost of which exceeds the Base Building Allowance shall be “Excess Work.” All Excess Work shall be performed at the sale expense of Tenant. Tenant shall pay Landlord for such Excess Work within ten (10) days following receipt of Landlord’s invoice therefor. Tenant acknowledges and agrees that (a) Landlord may be performing the Base Building Work during the first month of the Extended Term, and Tenant shall use reasonable efforts to cooperate with Landlord with respect to such work including, without limitation, providing Landlord with reasonable access to the Premises, if necessary, during performance of the Base Building Work, and (b) the Base Building Work is being performed for Landlord’s purposes only and all Base Building Work shall be the property of Landlord and shall be retained by Landlord at the expiration or earlier termination of the Extended Term.

No charges shall be imposed by Landlord for Tenant’s use of utilities, loading docks, and passenger and freight elevators during construction of Tenant improvements. Landlord agrees not to impede, hinder or interfere with the construction of Tenant improvements. Landlord agrees that deliveries may be received, without preference or priority given to Landlord’s deliveries, at any time of the day, subject to scheduling with the Landlord. Landlord shall pad the elevators.

For purposes of this Second Amendment, “Tenant’s Delays” shall include: (i) any request by Tenant that Landlord delay in the commencement or completion of the Base Building Work, (ii) any change made or requested by Tenant in any of the Base Building Work Plans (as defined on Exhibit B attached hereto), (iii) any special requirements of Tenant not in conformity with the Base Building Work Plans, (iv) the failure of Tenant to submit the Base Building Work Plans to Landlord for approval on or before October 15, 2008 (the “Base Building Work Plans Submission Deadline”), (v) any other act or Omission of Tenant or its members, managers, officers, directors, agents, servants, contractors, architects, engineers or employees, or (vi) any reasonably necessary rescheduling of the sequence of any of the Base Building Work due to any of the causes for delay referred to in the preceding clauses (i) - (v).

3. Base Operating Expenses and Taxes. Commencing as of the Extension Commencement Date, (i) the Base Operating Expenses Per Square Foot of Rentable Floor Area figure shall be equal to actual Operating Expenses for calendar year 2009, adjusted to 100% occupancy and (ii) the Base Taxes Per Square Foot of Rentable Floor Area figure shall be equal to actual Taxes for fiscal year 2009.

4. Annual Fixed Rent. Effective as of the Extension Commencement Date, the definitions of “Annual fixed Rent” in Section 1.1 of the Original Lease and Section 3 of the First Amendment shall be deleted in their entirety and replaced with the following:

Extended Lease Year	Rent Per Rentable Square Foot	Annual Fixed Rent	Monthly Rent
1-3	$24.25	$2,750,750.25	$229,229.19
4-5	$25.25	$2,864,183.25	$238,681.94
6-10	$28.25	$3,204,482.25	$267,040.19
11-12	$31.25	$3,544,781.25	$295,398.44

Annual Fixed Rent shall be due and payable in equal monthly installments as provided in Section 2.5 of the Lease.

5. Extension Options. Section 2.4.1 of the Lease is hereby deleted in its entirety and replaced with the following:

Tenant shall have the option to extend the Term for two (2) additional 5 year extension terms (each an “Extension Term”) by notice given to Landlord at least one (1) year before the Term Expiration Date. Tenant’s election shall be exercised, and Annual Fixed Rent for the Extension Term determined, as set forth below. If Tenant fails timely to exercise its option for any Extension Term, Tenant shall have no further extension rights hereunder.

Tenant’s option so to extend the Term shall be void, at Landlord’s election, if Tenant is in default at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension or if more than seventy percent (70%) of the Premises are to be used as a data center during such Extension Term. Tenant shall have no right to extend the Term for less than seventy percent (70%) of the Premises. During the Extension Term, if any, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the last Extension Tenn.

During the Extension Term, Tenant shall pay Annual Fixed Rent equal to the greater of (i) the Annual Fixed Rent then being paid under the Lease or (ii) ninety five percent (95%) of the then prevailing market rate for a five (5) year lease of office space in the Greater Boston, Massachusetts “Metro-North” area comparable to the Premises in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the. same as those of this Lease as though then available for single occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in “as-is” condition or such better condition in which Tenant is required to maintain the Premises taking into account rent abatements, construction costs and other concessions and the manner, if any, in which Landlord is reimbursed for operating expenses and taxes (the “Fair Market Rent”).

Landlord shall notify Tenant of its estimate of the Fair Market Rent within ten (10) days after Tenant exercises the applicable extension option. Tenant shall have the option to accept or reject by written notice Landlord’s estimate, or to withdraw its exercise of the extension option, in any case within fourteen (14) days following delivery of Landlord’s estimate. Tenant’s failure to respond within such period shall be deemed to constitute acceptance of Landlord’s estimate. In the event Tenant rejects Landlord’s estimate then the Fair Market Rent shall be arbitrated in accordance with the following procedure.

Each of Landlord and Tenant, within twenty (20) days after notice by Tenant disputing Landlord’s estimate of the Fair Market Rate, shall appoint as an arbitrator an MAI appraiser with at least ten (10) years experience as an appraiser of office buildings in the Greater Boston area, including first class suburban office buildings, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an arbitrator, the other may apply to the Boston office of the American Arbitration Association (“AAA “) for appointment of such an arbitrator five (5) Business Days, as such term is defined in Section 8.19, after notice of such failure to the delinquent party if such arbitrator has not then been appointed. The two arbitrators shall, within five (5) Business Days after appointment of the second arbitrator, appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both may request such appointment from the Boston office of the AAA. The arbitration shall be conducted in accordance with the commercial arbitration rules of the AAA insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of this Lease shall govern). The arbitrators shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rate as provided in this Section 2.4.1, within twenty (20) days after the third arbitrator is appointed, by selecting either of the final estimates of the Fair Market Rate provided by Landlord and Tenant at the commencement of the hearing. The arbitrators shall have no authority or jurisdiction to make any other determination of such amount. The cost of the arbitration (exclusive of each party’s witness and attorneys fees, which shall be paid by such party) shall be borne equally by the parties. If the AAA shall cease to provide arbitration for commercial disputes in Boston, the second or third arbitrator, as the case may be, shall be appointed by any successor organization providing substantially the same services, and in the absence of such an organization, by a court of competent jurisdiction under the arbitration act of The Commonwealth of Massachusetts.

If Landlord should delay in giving the notice which begins the valuation procedures of this Section 2.4.1, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Fixed Rent payable during the Extension Term; but until such procedures are completed, Tenant shall pay on account of Annual Fixed Rent at the rate established for Annual Fixed Rent for the last twelve (12) months of the Term (and upon Fair Market Rent being established, Tenant shall pay the same within ten (10) days of such determination, retroactively to the beginning of the Extension Term). Each party shall bear the costs of the arbitrator selected by it and shall share equally in the costs of the third arbitrator selected in accordance herewith. The parties shall adjust for over or under payments within twenty (20) days after the decision of the arbitrators is announced.

Promptly after the Annual Fixed Rent is determined for each Extension Term, Landlord and Tenant shall enter into an amendment of this Lease confirming the extension of the Term and the new rate for Annual Fixed Rent.

6. Expansion. (a) Right of First Offer. Simultaneously with any offer to lease any portion of the Building or any portion of the building located at 70 I Edgewater Drive, Wakefield, Massachusetts (the “701 Building,” and collectively with the Building, the “ROFO Space”), to any third party, Landlord shall offer to lease such space to Tenant at the Second Amendment Expansion Market Rent (defined below), except as provided below, provided however, that (a) if there are less than three (3) Lease Years left in the Term at the time Landlord is offering to lease any such ROFO Space, unless Tenant leases five thousand (5,000) square feet or less of such ROFO Space, Tenant may lease such ROFO Space only if Tenant has irrevocably exercised the Extension Option set forth in Section 2.4.1 of the Lease (as amended by Section 5 hereof) for the Premises so that such ROFO Space shall be leased by Tenant for more than a three (3) year term, (b) such ROFO Space shall be leased by Tenant in its “as is” condition with such tenant improvement allowances, free rent, or other concessions as are then being offered generally for comparable space in comparable properties in the “greater Metro-North” area, (c) the figures for Base Operating Expenses and Base Taxes applicable to such ROFO Space shall be the actual amounts (adjusted to 95% occupancy) for the calendar year and fiscal year, respectively, in which such ROFO Space is to be delivered to Tenant, and (d) Tenant may elect to lease either a portion of, or at Tenant’s option, the entire ROFO Space to the extent that the same is not then under lease to other tenants or the subject of active lease negotiations following an offer to Tenant under this Section 6(a) (the “ROFO Option”). Any tenant or occupant of the ROFO Space from time to time, any affiliate thereof, or any party having a right (including right of first offer) as of the date hereof to lease such space, including without limitation, Metcalf & Eddy, to the extent of its rights to lease a portion of such space as of the date hereof, shall not be considered a “third-party” for purposes of this Section 6(a), and Landlord shall be free to lease any portion of the ROFO Space to any of the foregoing without offering the same to Tenant. Notwithstanding the foregoing, if Landlord’s offer to Tenant hereunder occurs at any time from and after the first day of the Extension Commencement Date through the last day of the twenty-fourth (24th) month following the Extension Commencement Date, Landlord shall offer to lease such space to Tenant on the same terms and conditions as contained in the Lease on a pro rata basis.

Any offer by Landlord under this Section 6(a) may be accepted by Tenant by written notice given within twenty (20) days of delivery of Landlord’s offer. If Tenant does not timely accept Landlord’s offer, then Tenant’s rights under this Section 6(a) shall be deemed conclusively waived by Tenant with respect to the next lease of such ROFO Space, provided that (i) the next such lease’ of such ROFO Space is entered into within six (6) months after Tenant’s failure to accept Landlord’s offer and (ii) the difference between the net present value of the economic terms of the next such lease and the net present value of the economic terms of the Landlord’s offer is less than ten percent (10%) of the net present value of the economic terms of Landlord’s offer. Landlord shall have no further obligation to offer such ROFO Space to Tenant before next leasing the same to a third party occurring within such six (6) month period and on such economic terms, but this Section 6(a) shall apply to any other lease of ROFO Space. In the event that Tenant accepts any offer by Landlord under this section, the leasing of such Second Amendment Offered Space and the rent therefor shall be documented by an amendment to the

Lease. Tenant’s rights under this Section 6 shall be rendered void, at Landlord’s election, if Tenant is in default beyond any applicable notice or grace period at the time Landlord offers any space to a third party or at the time Tenant’s lease of any Second Amendment Offered Space under this Section 6 would otherwise commence. For purposes of this paragraph, net present value shall be calculated using an eight percent (8%) discount rate.

If Tenant exercises its rights under this Section 6(a), Landlord shall use reasonable efforts to deliver the ROFO Space as set forth in Landlord’s offer. Landlord’s failure to deliver, or delay in delivering, all or any part of the ROFO Space by reason of Force Majeure, as such term is defined in Section 4.2 of the Lease, and including continued occupancy of any such ROFO Space by any occupant thereof shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such ROFO Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease, as amended hereby; provided that if delivery of the ROFO Space does not occur within ninety (90) days after the delivery date set forth in Landlord’s Offer, Tenant may elect to withdraw its exercise of its rights under this Section 6(a) by notice given within five (5) Business Days after the expiration of such ninety (90) day period. If Tenant so notifies Landlord, Tenant’s Right of First Offer under this Section 6(a) shall not apply to the next lease of the ROFO Space in question (but shall apply to subsequent leases thereafter).

The terms of this Section 6(a) are intended to supersede the terms of Section 5 of the First Amendment, and Section 5 of the First Amendment is hereby deleted in its entirety.

(b) Expansion Option. Tenant shall have the option (“Tenant’s Expansion Option”) to expand the Premises in accordance with the provisions of this Section 6(b) to include all remaining space in the Building (approximately 37,147 square feet of Rentable Floor Area) (the “Expansion Area”). Tenant’s Expansion Option may be exercised by Tenant by written notice to Landlord (“Tenant’s Expansion Notice”) given at any time, provided, however, that if there are less than three (3) Lease Years left in the Term at the time Landlord is offering to lease any such Expansion Space, unless Tenant leases five thousand (5,000) square feet or less of such Expansion Area, Tenant may lease such Expansion Space only if Tenant has irrevocably exercised the Extension Option set forth in Section 2.4.1 of the Lease (as amended by Section 5 hereof) for the Premises so that such Expansion Space shall be leased by Tenant for more than a three (3) year term. The “Estimated Expansion Date” shall be the date four (4) months following the date of Tenant’s Expansion Notice. Annual Fixed Rent for the Expansion Area shall be paid in accordance with the terms and conditions of Section 2.5 of the Lease at an Annual Fixed Rent rate equal to the Second Amendment Expansion Market Rent with respect to the Expansion Area, except as provided below. Upon receipt of Tenant’s Expansion Notice, but subject to any existing leases for space in the Building as of the Extension Commencement Date, Landlord shall use its best efforts to relocate any existing tenant located in the Tenant’s Expansion Area to make space available for Tenant to exercise its Expansion Option. In the event that the Premises are expanded in accordance with Section 6(b) hereof, the leasing of the corresponding Expansion Area shall be documented by an amendment to the Lease specifying the area and location of the Premises as expanded, the Annual Fixed Rent rate applicable to such Expansion Area, and the estimated date the Premises are to be expanded hereunder with a provision for establishing the effective date of such expansion based upon actual delivery of such Expansion Area to Tenant pursuant to the following paragraph. Notwithstanding the foregoing, if Tenant exercises Tenant’s Expansion Option at any time from and after the first day of the Extension Commencement Date through the last day of the twenty-fourth (24th) month following the Extension Commencement Date, Annual Fixed Rent shall be paid at a rate equal to the rate contained in the Lease on a pro rata basis.

If Tenant’s Expansion Option is validly exercised, Landlord shall endeavor in good faith to deliver the Expansion Area on or about the Estimated Expansion Date. If the Expansion Area is not delivered within four (4) months following Tenant’s Expansion Notice (unless such delay is due to the act or omission of Tenant), Tenant shall have no obligation to accept the Expansion Area, and Tenant’s Expansion Option may be deemed rescinded at Tenant’s option by thirty (30) days advance written notice given by Tenant (unless Landlord shall have delivered the Expansion Area within such thirty (30) day period). Each Expansion Area shall be delivered to Tenant pursuant to the provisions of Article III of the Lease except that Tenant and Landlord obligations thereunder shall apply to such Expansion Area only, the Premises shall be such Expansion Area, the Tenant’s Plans Delivery Deadline shall be thirty (30) days following Landlord’s receipt of Tenant’s Expansion Notice, the Term Commencement Date shall be the Estimated Expansion Date, and Landlord shall provide Tenant with an allowance for the Premises Improvements in an amount not to exceed the per rentable square foot allowance provided for the original Premises multiplied by the number of months remaining in the Term at the Estimated Expansion Date, and divided by the number of months in the Term. Landlord’s failure to deliver, or delay in delivering, all or any part of the Expansion Area on the Estimated Expansion Date, as applicable, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease, as amended hereby; provided that Tenant shall have the rescission right as stated in the second sentence of this paragraph, notwithstanding any provisions of Article III of the Lease to the contrary.

Landlord covenants that it will not enter into any lease for the Building or the 701 Building containing the right of a tenant thereunder to expand its leased pren1ises into the Expansion Area unless Tenant’s Expansion Option has expired or has been waived by Tenant. Landlord shall not grant, at any time, for both the Building and the 701 Building additional extension options for other tenants located in those buildings. If a tenant in the Building or the 701 Building fails to timely and properly respond to any notice by Landlord with respect to extending its lease, such space shall be made available to Tenant in accordance with the terms of Section 6(a) hereof within six (6) Business Days of the expiration of such tenant’s extension rights under such tenant’s lease.

(c) “Second Amendment Expansion Market Rent” shall mean the then prevailing market rate for a five (5) year lease of office space in the “greater Metro-North” area comparable to the applicable New Space (defined below) in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those on which Tenant shall have the right to lease the applicable New Space. If Landlord and Tenant have not agreed, in writing, on the Second Amendment Expansion Market Rent for the applicable New Space within fourteen (14) days after Tenant accepts Landlord’s offer, then at the request of either party Second Amendment

Expansion Market Rent for the applicable New Space shall be. Determined in accordance with the arbitration procedure set forth in Section 2.4.1 of the Lease (as amended by Section 5 hereof) for the determination of Fair Market Rent.

(d) Except as set forth herein~ any lease by Tenant of the ROFO Space and the Expansion Area (collectively, the “New Space”) shall be on all of the terms and conditions in effect for the Premises immediately prior to such expansion. If Tenant timely exercises Tenant’s Expansion Option or Tenant’s ROFO Option, the applicable New Space shall be added to the Premises for the remainder of the Term .effective as of the date on which such New Space is delivered to Tenant.

(e) Notwithstanding any provision of this Section 6 to the contrary, Tenant’s Expansion Option and/or ROFO Option shall be void, at Landlord’s election, if (i) Tenant is in default hereunder at the time Tenant elects to exercise Tenant’s Expansion Option, if Tenant is in default when Landlord offers any ROFO Space to any third party, or at the time the New Space would be added to the Premises, (ii) Tenant has made any Transfer under Section 5.9 of the Lease unless such Transfer is to a Transferee which has a creditworthiness at least equal to the net worth of Tenant as of the date of such Transfer, or (iii) Tenant is not occupying the Premises.

(f) Nothing in this Section 6 shall be construed to grant to Tenant any rights or interest in any space in the Building or the 701 Building, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.

7. Assignment and Subletting. Section 5.9 of the Lease is hereby amended by inserting the following at the end of said Section 5.9: “Notwithstanding anything to the contrary contained herein, Tenant shall have the right, without prior approval of Landlord, to utilize such portions of the Premises as it shall determine in its sole, reasonable judgment to customers (“Collocation”) at no additional rent to Tenant for the purpose of installing, operating and maintaining computer servers and related equipment. The Collocation will not be considered a sublease for purposes hereunder. Subject to Section 5.4 of the Lease, designated employees or such customers may have access to the Premises 24 hours per day, seven days per week.”

8. Parking. In the event Tenant expands the Premises in accordance with Section 6 of this Second Amendment, upon delivery of such expansion space, Landlord agrees to provide four (4.0) parking spaces per 1,000 square feet of such expansion space on a non-reserved basis in the Automobile Parking Area during the Extended Term of the Lease on the same terms and conditions for parking spaces set forth in Section 11.1 of the Lease.

9. Miscellaneous.

(a) Section 2.6 of the Lease shall be amended by replacing the terms “2003”, “2004” and “2007” with the terms “2008”, “2009” and “2012”, respectively.

(b) Section 2.6.3 of the Lease shall be amended by deleting the phrase “over a reasonable period” in the penultimate sentence of the first paragraph thereto and replacing it with the phrase “over such item’s useful life”.

(c) Section 2.6.6 of the Lease shall be amended by deleting the phrase “shall have the right to have an independent certified public accountant (an “examiner”) examine” between the words “(at Tenant’s expense)” and “Landlord’s books” in the first sentence thereto and replacing it with the phrase ‘.shall have the right to have (i) an independent certified public accountant or (ii) a firm mutually acceptable 10 Landlord and Tenant (provided that such firm is not engaged on a contingency fee basis) (in either case, an “examiner”) examine”.

10. Brokerage. Each party hereto represents and warrants that it has had no dealings with any broker or agent in connection with this Second Amendment, except DTZFHO Partners and Wyman Street Advisors. Each such party covenants to defend (by counsel of the other party’s choice), pay, hold harmless and indemnify such other party from and against any and all reasonable costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent, with respect to this Second Amendment or the negotiation thereof arising from a breach of the indemnifying party’s foregoing warranty. Landlord shall pay all commissions due to OTZFHO Partners and Wyman Street Advisors in connection with this Second Amendment.

11. Hazardous Materials. (a) To the best knowledge of Landlord, (i) no Hazardous Substances (as defined in Section 5.2 of the Lease) requiring remediation or investigation under applicable environmenta11aws are present on the Property or the soil, surface water or groundwater thereof, (ii) no underground storage tanks are present on the Property, and (iii) no action, proceeding or claim is pending or threatened regarding the Property concerning any Hazardous Substances or pursuant to any environmental law. Landlord shall, as and to the extent required by applicable law, following notice by Tenant remove or remediate (or cause the responsible party to remove or remediate) any Hazardous Substances located in the Premises or Building that affect Tenant’s use of the Premises or portions of the Building as to which Tenant has appurtenant rights hereunder. The foregoing covenant shall not apply to any Hazardous Substances that exist in the Premises or the Building as a result of any act or omission of Tenant, its employees, agents, or guests, Tenant’s architect, Tenant’s contractors, or any persons acting under or through Tenant. If Tenant’s use of the Premises is not restored within ten (10) Business Days, then Tenant’s rental obligations under the Lease shall abate until such use is restored. If any Hazardous Materials posing a danger to the health or safety of Tenant cannot be cured or remedied within a reasonable period of time, in Tenant’s reasonable discretion but in no event less than one hundred eighty (180) days, then Tenant shall have the right to terminate the Lease upon written notice to Landlord. The cost of abating or curing any Hazardous Substances found in the Land or in the Building shall be at Landlord’s sale cost and expense throughout the Extended Term, including any renewal or extension thereof. The provisions of this Section 12(a) shall survive the expiration or earlier termination of this Lease.

(b) Landlord represents that the Building was constructed in 2003 and, at Tenant’s request, agrees to provide a recent Phase I Environmental Site Assessment together with a release letter for the Building and the Land, including an asbestos survey for those areas of the Building constructed before 1981.

12. Notices. From and after the date of this Second Amendment, any notice to Tenant shall also be sent to:

Holland & Knight LLP

10 St. James Avenue

Boston, Massachusetts 02116

Attention: Barry B. Brown

Alyssa M. Cross

13. Notice of Lease. Landlord and Tenant agree not to record this Second Amendment. Upon Tenant’s request, Landlord and Tenant agree to execute, acknowledge and deliver a notice of lease in recordable form. If Tenant elects to record the said notice, Tenant shall be responsible for any fees associated with same. Such notice shall identify Tenant’s options under the Lease as amended hereby, including the ROFO Option, Expansion Option and Extension Options and hall otherwise contain only the information required by law for recording.

14. Entire Agreement. The Lease, as amended hereby, contains the entire agreement between the parties pertaining to the subject matter herein and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

15. Ratification. Except as set forth herein, the terms of the Lease are hereby ratified and confirmed.

16. Counterparts. This Second Amendment may be executed in counterparts. Execution of this Second Amendment by telecopy or PDF shall be deemed original and shall be binding.

[SIGNATURE PAGE FOLLOWS]

EXECUTED as a sealed Massachusetts instrument as of the date first written above.

LANDLORD:

601 Edgewater LLC

By:	/s/ Donald G. Oldmixon
Donald G. Oldmixon
Manager

TENANT:

Epsilon Data Management, LLC

By:	/s/ Michael D. Kubic
Michael D. Kubic
Vice President